Exhibit 10.19

LOAN TERM SHEET

This Loan Term Sheet dated November 24, 2025 (the “Loan Effective Date”) between FalconX Charlie, Inc (“Lender”) and Parataxis Holdings LLC (“Borrower”) supersedes all preceding term sheets and incorporates all of the terms of the Master Lender Agreement between Lender and Borrower on November 3, 2025 and the Account Control Agreement dated November 10, 2025, by and among Anchorage Digital Bank NA, Lender and Borrower, as per the following specific terms:

Lender:	FalconX Charlie, Inc
Borrower:	Parataxis Holdings LLC
Loaned Assets:	$12,250,000 USD
Loan Fee:	10.00% per annum
Loan Type:	Fixed Term
Maturity Date:	May 26, 2026
Collateral Haircut:	None.
Collateral:	185 BTC
Initial Collateral Ratio:	133%
Margin Call Limit:	115%
Default Limit:	105%
Refund Limit:	165%

ADDITIONAL TERMS

Notwithstanding anything in the Master Lender Agreement to the contrary, no payments of the Loan Fee (which constitutes interest on the Loaned Assets) shall be due or payable during the period commencing on the Loan Effective Date and ending on the Maturity Date. All accrued and unpaid Loan Fee owed with respect to the Loan, calculated from the Loan Effective Date up to and including the Maturity Date, shall be aggregated and shall become due and payable in a single lump sum on the Maturity Date. For the avoidance of doubt, the full amount of the Loaned Assets (being the principal amount of the Loan) shall also be due and payable on the Maturity Date.

Borrower shall confirm in writing (including, without limitation, via the Lender Email) the Digital Currency Address and/or Bank Transfer Address, as applicable, prior to making any transfers in connection with this Loan.

For all purposes of this Term Sheet, any reference to 'USD' shall be deemed to include U.S. Dollar-pegged stablecoins, such as USDC or USDT, unless otherwise specified. A transfer or return of such stablecoins will be considered full and complete satisfaction of any obligation to transfer or return USD under this agreement.

Parataxis Holdings LLC By: /s/ Edward Chin Name: Edward Chin Title: Manager	FalconX Charlie, Inc. By: /s/ Matthew Lepow Name: Matthew Lepow Title: Team Lead, Trade Operations